                                 EXHIBIT 10.4

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


GIBRALT CAPITAL CORPORATION               )
for itself, as class representative and   )
derivatively on behalf of                 )
Drummond Financial Corporation,           )
a Delaware corporation,                   )
                                          )
                     Plaintiff,           )
                                          )
         v.                               )      Civil Action No. 17422-NC
                                          )
MICHAEL J. SMITH, JIMMY S.H.              )
LEE, ROY ZANATTA, OQ-HYUN                 )
CHIN, MFC BANCORP LTD.,                   )
                                          )
                     Defendants,          )
                                          )
         -and-                            )
                                          )
DRUMMOND FINANCIAL                        )
CORPORATION, a Delaware                   )
corporation, solely as a nominal          )
defendant.                                )


                           STIPULATION AND AGREEMENT
                     OF COMPROMISE, SETTLEMENT AND RELEASE

     The Prospective Plaintiff (as defined herein) and Defendants (as defined herein) in the above-captioned civil action (collectively, the "Parties"), by and through their attorneys, hereby enter into the following Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation"), subject to the approval of the Court:

         WHEREAS,

         A. The above-referenced action (the "Action") was commenced on September 14, 1999 by Gibralt Capital Corporation ("Gibralt") as an individual, class and derivative action. The original complaint and an amended complaint (the "Complaint") charged defendants Michael J. Smith, Jimmy S.H. Lee, Roy Zanatta, Oq-Hyun Chin, and MFC Bancorp, Ltd. (collectively, the "Individual Defendants") with various breaches of fiduciary duty to Drummond Financial Corporation ("Drummond," collectively with the Individual Defendants, the "Defendants") and its public shareholders. Included among the allegations of the Complaint are charges that the Individual Defendants breached their duties in taking control of Drummond, in taking funds from Drummond in a series of transactions, and in not disclosing those transactions to the shareholders. The Complaint seeks both monetary relief for the benefit of Drummond and the class as well as the appointment of a receiver.

         B. Thereafter the Defendants moved to dismiss the Complaint on numerous grounds (the "Motion to Dismiss"). On May 8, 2001, the Court issued a Memorandum Opinion (subsequently revised on May 9, 2001) dealing with the Motion To Dismiss. The Court dismissed certain claims, but otherwise allowed the Action to proceed. The Parties refer to that Memorandum Opinion for a fuller statement of the allegations in the Complaint and the Court's decision. In the days before the Memorandum Opinion was issued, Gibralt entered a contract to sell its stock to a third party not related to the Defendants. Upon the completion of that sale Gibralt lost its standing to maintain the derivative aspects of the Action.

         C. On December 21, 2001, Jerry Kirby, George Andrews and Julie Weida (the "Proposed Plaintiffs") filed a motion to substitute for Gibralt as plaintiffs (the "Motion to Substitute"). In addition, they filed a proposed Second Amended and Supplemental Derivative and Class Action Complaint and Petition for a Receiver (the "Second Amended Complaint"). The Proposed Plaintiffs were represented by the same counsel who had represented Gibralt. The Second Amended Complaint withdrew the claims dismissed by the Court, clarified other claims and removed Gibralt as a named plaintiff and substituted the Proposed Plaintiffs. Thereafter the Proposed Plaintiffs filed a motion for class certification (the "Motion To Certify"). The defendants opposed the Motion to Substitute, and that motion is now briefed and pending before the Court. The Motion to Certify is not fully briefed.

         D. Thereafter counsel for Defendants and the Proposed Plaintiffs negotiated the settlement set forth in this stipulation, and after vigorous negotiation entered a Memorandum of Understanding (the "MOU") which memorialized their agreement in principle to settle the Action on terms and conditions substantially similar to those set forth here.

         E. The Proposed Plaintiffs, through their counsel, which formerly represented Gibralt in this matter, have made a comprehensive investigation of the claims and allegations asserted in the Amended Complaint, as well as the facts and circumstances relevant to the Action. Counsel for the Proposed Plaintiffs have reviewed and intensely analyzed thousands of documents produced by defendants and conducted factual and legal research concerning the viability of plaintiffs' claims. The Proposed Plaintiffs believe that the claims asserted in the Action have merit, but they also believe that the settlement provided for herein (the "Settlement") provides a substantial benefit to the Class that would not be achievable without the Settlement. In addition to the benefit provided by the Settlement to the Class, the Proposed Plaintiffs and their counsel have considered: (i) the facts developed during discovery; (ii) the attendant risks of litigation and in particular the length of time before any final non-appealable judgment in the litigation;
(iii) the likelihood of collecting any judgment; and (iv) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation. The Proposed Plaintiffs and their counsel concluded that, in the circumstances, the terms and conditions of the Settlement are fair, reasonable and adequate and that it is in the best interest of the Proposed Plaintiffs and the members of the Class to settle the Action as set forth below. In light of these considerations, the Proposed Plaintiffs, through their counsel, engaged in arm's-length negotiations with counsel for the Defendants in an attempt to achieve the certainty of a positive outcome of the Action and have determined that it is in the best interests of the Class to settle the Action on the terms set forth herein.

         F. Each Defendant vigorously disputes the claims in the Action and continues to deny having committed any violation of law or breach of duty or acted in any improper manner. Defendants have agreed to the Settlement and dismissal of the Action on the merits and with prejudice to (i) avoid further expense; (ii) dispose of potentially burdensome and protracted litigation; and (iii) finally put to rest all claims that were or could have been brought in the Action.

         NOW, THEREFORE, IT IS STIPULATED AND AGREED, subject to the approval of this Court, and pursuant to Court of Chancery Rules 23 and 23.1, that any and all claims of the Proposed Plaintiffs, and the Class (as defined herein), and, on behalf of Drummond against the Individual Defendants, their affiliates, successors, heirs, assigns and any past or present officers and directors of Drummond, and Drummond (the "Released Parties") that were or could have been brought in the Action, and to the maximum extent permitted under law, any claims that could have been brought under the federal or state law, including but not limited to claims that were known or unknown, contingent, matured or not yet mature (the "Settled Claims") are released. Defendants release any and all claims against the Proposed Plaintiffs that either could have been brought in the Action or that in any way arise out of the Action or the Proposed Plaintiffs' conduct of the Action. The Proposed Plaintiffs also bind themselves not to maintain or fund any action against the Released Parties that could have been asserted by any individual or entity arising out of any of the facts, transactions, events, occurrences, acts or omissions which have been asserted or could have been asserted against the Released Parties in the Action.

                      SETTLEMENT TERMS AND CONSIDERATION

     1. THE CLASS. The Parties will apply to the Court to certify a temporary settlement class consisting of all beneficial and record owners of Drummond stock at any time from January 1, 1995 until the date of such application to the Court and their successors and assigns except for the defendants and their affiliates (as that term is used in Rule 13-d of the Securities and Exchange Commission) (the "Class"). The parties will also apply to the Court to certify the Proposed Plaintiffs Jerry Kirby, George Andrews and Julie Weida as the representatives of the Class.

     2. All claims of the Proposed Plaintiffs, the Class and on behalf of Drummond, whether asserted directly, derivatively, representatively or in any other capacity, against the Defendants, their affiliates, successors, heirs, assigns, and any past or present officers and directors of Drummond (the "Released Parties") that were or could have been brought in the Action, and to the maximum extent permitted under law, any claims that could have been brought under the federal or state law, including but not limited to claims that were known or unknown, contingent, matured or not yet mature shall be released. The Defendants shall release any and all claims against the Proposed Plaintiffs that either could have been brought in the Action or that in any way arise out of the Action or the Proposed Plaintiffs' conduct of the Action. The Proposed Plaintiffs shall also bind themselves not to maintain or fund any action against the Released Parties that could have been asserted by any individual or entity arising out of any of the facts, transactions, events, occurrences, acts or omissions which have been asserted or could have been asserted against the Released Parties in the Action.

     3. OFFER TO PURCHASE. Provided Final Court Approval (as defined herein) is obtained, Drummond will make a an offer to purchase all outstanding shares of Drummond common stock not owned by defendants and/or their associates and affiliates at a price of $1.25 per share (the "Offer to Purchase"). Defendant MFC Bancorp Ltd. will reimburse Drummond for all funds spent to purchase shares in the Offer to Purchase. Based upon publicly filed disclosure documents, the parties believe that approximately 750,000 shares of Drummond common stock are held by others than the Defendants, their associates and affiliates, and the entities which, according to the Schedule 13D filed by Gibralt on or about May 7, 2001, purchased the shares previously held by Gibralt.

         (a) CONDITIONS TO OFFER TO PURCHASE. The Offer to Purchase shall be made pursuant to an exemption from SEC rules for offers to purchase pursuant to a court-ordered settlement within 10 business days of the settlement becoming final. If Drummond cannot attain the customary "No-Action" letter from the SEC prior to final court approval (such request for a no-action letter to be filed promptly with the SEC after the execution of a settlement agreement), Drummond will file an offer circular with the SEC and commence the offer upon approval of the SEC. Counsel for the Plaintiffs will be given the opportunity to review and comment upon all documents relating to the Offer to Purchase that are to be sent to Drummond stockholders. To the extent the Parties cannot resolve a dispute regarding the wording of such documents, they will refer such dispute to the Court.

         (b) LENGTH OF OFFER - PAYMENT. The offer will remain open for a period of 30 days after notice thereof is sent to the shareholders. Payment will be made promptly to all tendering shareholders at the conclusion of the 30-day period.

                    SUBMISSION AND APPLICATION TO THE COURT

     4. As soon as practicable after this Stipulation has been executed, the Parties shall apply jointly for a scheduling order substantially in the form attached hereto as Exhibit A (the "Scheduling Order") that provides for the mailing of a Notice substantially in the form attached hereto as Exhibit B (the "Notice").

     5. If, following a hearing, the Court approves the Settlement (including any modification thereto made with the consent of the Parties as provided for herein) as fair, reasonable and adequate and in the best interests of the Class, the Parties shall jointly request the Court to enter an Order and Final Judgment substantially in the form attached hereto as Exhibit C (the "Judgment").

                        FAILURE TO RECEIVE COURT APPROVAL

     6. This Stipulation shall be null and void and of no force and effect if the Settlement does not obtain Final Court Approval for any reason. Additionally, if the Settlement does not obtain Final Court Approval, this Stipulation shall not be deemed to prejudice in any way the respective positions of the Parties with respect to the Action, the Parties shall be restored to their respective positions as if this Stipulation had never existed, and neither the existence of this Stipulation nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Action or in any other litigation or proceeding.

                                ATTORNEYS' FEES

     7. Plaintiffs' counsel shall seek an award of attorneys' fees and expenses of $125,000. Defendants will not object to an application by plaintiffs' counsel for fees and expenses in such an amount and plaintiffs' counsel shall not seek an award of greater than that amount. Drummond agrees to pay the fees and expenses awarded by the Court up to, but not exceeding, $125,000 and Plaintiffs' counsel agrees not to seek to collect more than $125,000. Drummond shall place $125,000 into escrow with Defendants' counsel prior to the settlement hearing. Such fees and expenses shall be paid by Drummond from the escrow within ten business days of Final Court Approval. If Final Court Approval is not received for any reason, Drummond shall receive the entire amount held in escrow.

                                     NOTICE

     8. Drummond shall assume the administrative responsibility of providing the Notice in accordance with the Scheduling Order, and shall pay all costs and expenses incurred in providing such Notice to the members of the Class. Plaintiffs shall have no responsibility for any such costs regardless of whether or not the Settlement is consummated. Prior to the settlement hearing, counsel for Drummond shall file with the Court of Chancery an appropriate affidavit with respect to the preparation and mailing of the Notice.

                            CONDITIONS OF SETTLEMENT

     9. Consummation of the Settlement is subject to Final Court Approval of the Settlement, and dismissal of the Action with prejudice, with each party to bear its own costs (except for the costs of this settlement set forth herein) and satisfaction of any other conditions set forth herein, including but not limited to consummation of the Offer to Purchase. As used herein, "Final Court Approval" of the Settlement means that the Court has entered an order approving the Settlement in the form of the Order and Final Judgment attached hereto and that such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired.

                             STAY OF PROCEEDINGS

     10. Pending Court approval of the Settlement, the Parties to the Action agree to stay any discovery in the Action.

     11. The Parties will request the Court to order that, pending Final Court Approval of the Settlement, members of the Class, or any of them, shall be barred and enjoined from commencing, prosecuting, instigating, continuing, or in any way participating in the commencement or prosecution of, any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity against any of the Released Persons or challenging the Settlement (other than in this Action in accordance with the procedures established by the Court). The Parties further agree that they shall use their best efforts to prevent the filing of any such action and to seek a stay or dismissal of any such action in contemplation of the dismissal of the Action upon Final Court Approval of the Settlement.

                          STIPULATION NOT AN ADMISSION

     12. This Stipulation and all negotiations, statements and proceedings in connection therewith shall not in any event be construed, or deemed to be evidence of, an admission or concession on the part of any of the Plaintiffs, Defendants, any present or former shareholder of Drummond, any member of the Class, Drummond or any other person, of any liability or wrongdoing by them, or any of them, and shall not be offered or received in evidence in any action or proceeding, or be used in any way as an admission, concession or evidence of any liability or wrongdoing of any nature, and shall not be construed as, or deemed to be evidence of, an admission or concession that the Proposed Plaintiffs, any member of the Class, or any present or former Drummond shareholders, Drummond or any other person, has or has not suffered any damage, as a result of the facts described herein.

                   MATERIAL PRODUCED OR OTHERWISE TRANSMITTED

     13. Within ten (10) days after payment of any attorneys' fees the Court awards pursuant to paragraph 9, Plaintiffs' counsel shall destroy or return to Defendants' counsel all material produced or otherwise transmitted to Plaintiffs or their counsel by any Defendant in the Action and the Section 220 proceeding commenced by Gibralt Capital Corporation on February 16, 1999; except that Plaintiffs' counsel shall destroy any documents they created containing material or information derived therefrom; provided, however, that Plaintiffs' counsel may retain for their records one copy of any pleading, brief, deposition transcript or deposition exhibit.

                    ENTIRE AGREEMENT; AMENDMENTS; EXTENSIONS

     14. Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

     15. This Stipulation constitutes the entire agreement among the Parties with respect to the subject matter hereof, and may only be amended or any of its provisions waived by writing executed by all parties hereto.

     16. This Stipulation, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective agents, executors, heirs, successors and assigns.

                                     WAIVER

     17. Any failure by any Party to insist upon the strict performance by any other Party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other Party.

                                  COUNTERPARTS

     18. This Stipulation may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties. Signed signature pages of this Stipulation may be delivered by facsimile transmission, which will constitute complete delivery without any necessity for delivery of originally signed signature pages in order for this to constitute a binding agreement.

                         GOVERNING LAW; FORUM SELECTION

     19. This Stipulation shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof. Any action to enforce or challenge the provisions of this Stipulation shall be filed exclusively in the courts of the State of Delaware and in no other court.

                                  BEST EFFORTS

     20. The Parties and their attorneys agree to cooperate fully with one another in seeking Court approval of this Stipulation and the Settlement, and to use their best efforts to effect, as promptly as practicable, the consummation of this Stipulation and the Settlement provided for hereunder and the dismissal of the Action, including any and all complaints filed in the Action, with prejudice and without costs to any Party (except for certain costs of this settlement provided for herein).

                                  AUTHORITY

     21. Each of the attorneys executing this Stipulation on behalf of one or more Parties warrants and represents that he or she has been duly authorized and empowered to execute this Stipulation on behalf of each such respective Party.

MORRIS, JAMES, HITCHENS &
WILLIAMS LLP                                      ASHBY & GEDDES

/s/ Brett D. Fallon                               /s/ Stephen E. Jenkins
------------------------------------              -----------------------------
Brett D. Fallon                                   Stephen E. Jenkins
222 Delaware Avenue                               Richard D. Heins
P.O. Box 2306                                     222 Delaware Avenue, 17th Fl.
Wilmington, DE 19899                              P.O. Box 1150
(302) 888-6800                                    Wilmington, DE 19899
Attorneys for Defendants Other Than               (302) 654-1888
Drummond Financial Corporation                    Attorneys for Plaintiffs

Dated: July 25, 2002                              Dated: July 25, 2002


DUANE MORRIS LLP

/s/ John L. Reed
------------------------------------
John L. Reed
1100 North Market Street, 12th Floor
P.O. Box 195
Wilmington, DE 19899
(302) 657-4900
Attorneys for Drummond Financial
Corporation

Dated: July 25, 2002